EXHIBIT 99.3
                                                                   ------------

                LETTER TO REGISTERED HOLDERS AND DTC PARTICIPANTS

                                Offer to Exchange
                                             11% Senior Notes due 2009 that have
                            been registered under the Securities Act of 1933
                           for any and all outstanding
                            11% Senior Notes due 2009
                                       of
                                  SBARRO, INC.

To       Registered Holders and Depository
         Trust Company Participants:

         We are enclosing herewith the material listed below relating to the offer by Sbarro, Inc. (the "Company") to exchange its 11% Senior Notes due 2009 (the "Registered Notes") that have been registered under the Securities Act of 1933 (the "Securities Act") for the same principal amount of its issued and outstanding 11% Senior Notes due 2009 (the "Original Notes") upon the terms and subject to the conditions set forth in the Company's Prospectus, dated __________, 2000, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

         Enclosed herewith are copies of the following documents:

         1.       Prospectus dated __________, 2000;

         2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

         3.       Notice of Guaranteed Delivery;

         4. Letter, to accompany the instruction form referred to in item 5 below, which may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee; and

         5. Instruction to Registered Holder and/or Book-Entry Transfer Participant from Beneficial Owner (which may be sent from your clients to you with such clients' instructions with regard to the Exchange Offer).

         We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on ____________, 2000, unless extended.

         The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.

         Pursuant to the Letter of Transmittal, each holder of Original Notes will represent to the Company that (1) neither the person who signs the Letter of Transmittal nor any beneficial owner of Original Notes participating in the Exchange Offer is an affiliate (within the meaning of Rule 405 under the Securities Act) of the Company, (2) neither the person who signs the Letter of Transmittal nor any beneficial owner of Original Notes participating in the Exchange Offer is engaged in, nor intends to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Registered Notes and (3) the person who signs the Letter of Transmittal and each beneficial owner of

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Original Notes participating in the Exchange Offer is acquiring the Registered
Notes in the ordinary course of their respective businesses.

         By tendering Original Notes and executing the Letter of Transmittal, each holder of Original Notes will also represent and agree that if it or a beneficial owner of Original Notes is a broker-dealer or if it or a beneficial owner of Original Notes is using the Exchange Offer to participate in a distribution of the Registered Notes, such persons (1) could not under SEC policy as in effect on the date hereof rely on the position of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling (available July 2, 1993), and similar no-action letters and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale transaction and that such a resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Registered Notes obtained by the holder of Original Notes in exchange for Original Notes acquired by the person executing the Letter of Transmittal or a beneficial owner of Original Notes directly from the Company.

         The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Original Notes for you to make certain representations.

         The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 12 of the enclosed Letter of Transmittal.

         Additional copies of the enclosed material may be obtained from the Exchange Agent, Firstar Bank, N.A., at the address set forth in the Letter of Transmittal and the Prospectus.

                                                     Very truly yours,

                                                     SBARRO, INC.


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF SBARRO, INC. OR FIRSTAR BANK, N.A. OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.